UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 28, 2006
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (604) 721-0719
NO CHANGE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry Into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry Into a Material Definitive Agreement
On September 28, 2006, Michael Burns executed a new employment agreement with us dated as of and effective as of September 1, 2006 (the “Employment Agreement”). The Employment Agreement provides that Mr. Burns will continue to serve as our Vice Chairman for a term that commences September 1, 2006 and ends September 1, 2010. Mr. Burns’ annual base salary under the Employment Agreement is $750,000 per year. Mr. Burns is entitled to receive the following bonuses: (1) a discretionary annual bonus, and (2) potential stock price bonuses. The discretionary annual bonus is based on our company’s performance for that fiscal year. Our Chief Executive Officer shall recommend a bonus amount, if any, for Mr. Burns with input from our compensation committee, and our compensation committee shall have sole and absolute discretion regarding the bonus amount and Mr. Burns’ entitlement to a bonus. Mr. Burns’ entitlement to a bonus and/or the amount of bonus shall be determined using the following criteria: (a) EBITDA; (b) revenue and bottom line performance; (c) our ability to pay such bonus; (d) earnings; (e) free cash flow levels; (f) debt reduction; and (g) share price. We will be guided, informally, by a formula of 100% of base salary, if annual targets are met, but our compensation committee will also consider other criteria, such as transformative transactions for which Mr. Burns is materially responsible. Mr. Burns shall be entitled to the following stock price bonuses:
•	if, during the term of the Employment Agreement, the volume-weighted average of our median daily stock price is not less than $13.00 per share for a period of six consecutive months, then we shall pay Mr. Burns a one time bonus of $600,000;

•	if, during the term of the Employment Agreement, the volume-weighted average of our median daily stock price is not less than $16.00 per share for a period of six consecutive months, then we shall pay Mr. Burns an additional one time bonus of $600,000; and

•	if, during the term of the Employment Agreement, the volume-weighted average of our median daily stock price is not less than $19.00 per share for a period of six consecutive months, then we shall pay Mr. Burns an additional one time bonus of $600,000.
If Mr. Burns’ employment is terminated by our company in connection with a change of control, he will be entitled to the payment of $1,800,000 and the continued payment of his annual salary through the normal expiration of the term. If Mr. Burns elects to terminate his employment in connection with a change of control, he shall be entitled to the payment of $1,800,000 but shall not be entitled to the further payment of his annual salary. Upon a change of control, any then-unvested portion of Mr. Burns’ options, time-vesting restricted share units and performance-vesting restricted share units eligible to vest on the next “performance vesting date” (as defined in the Employment Agreement) shall immediately and fully vest and become immediately and fully exercisable.
We also agreed to the following grants to Mr. Burns: (1) 333,333 time-vesting restricted share units (granted September 12, 2006), vesting in four equal annual installments beginning September 1, 2007; (2) 333,333 performance-vesting restricted share units (one fourth to vest annually in full or in part upon satisfaction of a sliding scale of annual targets approved by our compensation committee), with the first grant eligible to vest on September 1, 2007, the second on September 1, 2008, the third on September 1, 2009 and the fourth on September 1, 2010; and (3) 1,050,000 options (granted September 12, 2006), vesting in four equal annual installments of 262,500 options beginning September 1, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2006

	By:	/s/ James Keegan
		Name:	James Keegan
		Title:	Chief Financial Officer